Exhibit 10.11

EXECUTION COPY

AMENDED AND RESTATED

NON-DISCLOSURE, NON-COMPETITION, NON-HIRING, NON-SOLICITATION
AND SEVERANCE AGREEMENT

This AMENDED AND RESTATED NON-DISCLOSURE, NON-COMPETITION, NON-HIRING, NON-SOLICITATION AND SEVERANCE AGREEMENT (this “Agreement”) is made and entered into as of December 2, 2013 among CIFC Corp., a Delaware corporation (together with its Affiliates, as defined below, the “Company”), CIFC Asset Management LLC, a Delaware limited liability company (“CIFCAM”), Columbus Nova Credit Investments Management, LLC, a Delaware limited liability company (“CNCIM”) and Peter Gleysteen (the “Senior Adviser”):

RECITALS

WHEREAS, the Company and the Senior Adviser are parties to a Non-Disclosure, Non-Competition, Non-Hiring, Non-Solicitation and Severance Agreement, dated as of November 28, 2005 (the “Prior Agreement”) pursuant to which the Company has employed the Senior Adviser as its Chief Executive Officer; and

WHEREAS, pursuant to a stock purchase agreement (the “Stock Purchase Agreement”) dated as of December 2, 2013 by and between DFR Holdings, LLC, a Delaware limited liability company (the “Purchaser”), and CIFC Parent Holdings LLC, a Delaware limited liability company (the “Seller”), Purchaser is acquiring all of the shares of Common Stock of the Company held by the Seller (the “Transaction”); and

WHEREAS, in connection with the Transaction, the Company and the Senior Adviser desire to amend and restate the Prior Agreement on the terms set forth herein, effective as of the Effective Date; and

WHEREAS, simultaneously with the execution of this Agreement, the Company and the Senior Adviser will enter into that certain Second Amendment to the 2011 Stock Option and Incentive Plan Stock Option Award Certifications (the “Amendment to the Option Agreements”); and

WHEREAS, the Company’s Board of Directors has authorized the execution of this Agreement and the parties desire to execute this Agreement in connection with the Senior Adviser’s continued employment with and service to the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1.                                      Definitions.  The following definitions apply for the purposes of this Agreement:

(a)                                 Accelerated Options.  “Accelerated Options” has the meaning set forth in the Amendment to the Option Agreements.

(b)                                 Active Involvement.  “Active Involvement” means the Senior Adviser’s provision of services pursuant to this Agreement.

(c)                                  Affiliate.  “Affiliate” means, with respect to any specified entity, any person or entity that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified entity; provided, that, for purposes of this Agreement an “Affiliate” of CIFC Corp. shall include only entities acquired or formed directly or indirectly, or invested in, by CIFC Corp. or its subsidiaries which CIFC Corp. directly or through one or more intermediaries controls.

(d)                                 Base Salary.  “Base Salary” means from the Effective Date until December 31, 2015, $600,000 per annum and from January 1, 2016 until December 31, 2016, $500,000.  Base Salary shall not include any bonuses, commissions or overtime pay, but shall include any amount that the Company contributes to an employee benefit plan on behalf of the Senior Adviser pursuant to a salary reduction agreement and that is not includable in the gross income of the Senior Adviser under Sections 125, 132(f)(4), 402(g) or 457 of the Code or is not paid currently due to the Senior Adviser’s election to defer the receipt thereof under an employee benefit plan of the Company.

(e)                                  Board.  “Board” means the Board of Directors of CIFC Corp.

(f)                                   Board Supervisor.  “Board Supervisor” means (i) the Board, (ii) the Chairman or lead director of the Board or (iii) any committee of the Board of which the Chairman and/or the lead director of the Board is a member.

(g)                                  Cause.  “Cause” means (i) the Senior Adviser shall have been indicted for any felony or criminally charged with (or indicted for, if applicable) a crime, in each case, that involves dishonesty or moral turpitude, (ii) the Senior Adviser shall have breached in any material respect any of the covenants contained in Section 5, 6 or 7(a) of this Agreement and, in the case of any such breach which is capable of being cured, such breach shall not have been cured within 30 days after receipt of written notice from the Company detailing such breach or (iii) the Senior Adviser willfully disregards or refuses to perform his duties to the Company pursuant to this Agreement and such disregard or refusal to perform continues for a period of 30 days after receipt of written notice (a “Performance Notice”) from the Company regarding such disregard or refusal to perform (other than due to Disability or temporary disability which, in the reasonable judgment of the Board, causes the Senior Adviser to be incapable of devoting such time and energy), it being understood that no basis for Cause pursuant to this clause (iii) shall be deemed to exist (A) if, at all times prior to any Performance Notice or any other notice regarding the level of the Senior Adviser’s required services hereunder, the Senior Adviser has substantially performed in the manner and at the time or times requested by the Company or (B) if, as a result of changed circumstances, the Company requests that, in order to satisfy his obligations hereunder, the Senior Adviser must perform, over an extended period of time, a materially greater amount of services than the Company had previously requested and the Senior Adviser does not consent to perform such materially greater amount of services.  The termination of employment of the Senior Adviser shall not be deemed to be for Cause pursuant to clause (iii) above unless and until there shall have been delivered to the Senior Adviser a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Senior Adviser and the Senior Adviser is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Senior Adviser is guilty of the conduct described in clause (iii) above, and specifying the particulars thereof in detail.

(h)                                 Client.  “Client” means at any particular time, any Person who is at such time a client of the Company, including loan originators, CLOs or other investment vehicles for which the Company has served as manager, and investors in such CLOs or other investment vehicles, and (i) any Persons which are known to the Senior Adviser to be Affiliates of such Client or (ii) any Persons who are members of the immediate family of such Client or any of its Affiliates.

(i)                                     CLO.  “CLO” shall mean any collateralized loan obligation fund.

(j)                                    Code.  “Code” means the Internal Revenue Code of 1986, as amended.

(k)                                 Competing Business.  “Competing Business” means any business or enterprise anywhere in the United States that involves the ownership, management, operation or control of any investment fund or other investment vehicle that is engaged in a business with a strategy substantially similar to that of the Company as of the Effective Date.

(l)                                     Confidential Information.  “Confidential Information” means any and all knowledge, information, data, methods or plans (other than Trade Secrets) which are now or at any time in the future developed, used or employed by the Company which are treated as confidential by the Company and not generally known to the public, and which relate to the business or financial affairs of the Company, including but not limited to financial statements and information, marketing strategies, business development plans, product or process enhancement plans, and any compensation arrangements with the Company including salary, bonus, options or restricted stock granted and severance arrangements.

(m)                             Disability.  “Disability” means a permanent disability within the meaning of Section 22(e)(3) of the Code.

(n)                                 Effective Date.  “Effective Date” means the date on which the Transaction is consummated.

(o)                                 ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended at any relevant time.

(p)                                 Escrow.  “Escrow” means the escrow established pursuant to Section 11.

(q)                                 Involuntary Termination.  “Involuntary Termination” means the (i) termination by the Company of the Senior Adviser’s employment, other than by reason of Cause, (ii) termination of the Senior Adviser’s employment with the Company as a result of the Senior Adviser’s death or Disability or (iii) the termination of the Senior Adviser’s employment by the Senior Adviser following (A) the failure of the Company’s stockholders to elect the Senior Adviser to the Board, (B) a material breach by the Company of this Agreement or any of the Option Agreements, (C) a requirement that the Senior Adviser be required to report to any Person other than the Board Supervisor and (D) a requirement that the Senior Adviser be based anywhere outside the city limits of New York, NY; provided, however, that, notwithstanding the foregoing, a termination of the Senior Adviser’s employment pursuant to any of clauses (iii)(B), (C) or (D) shall not constitute an Involuntary Termination unless: (x) the Senior Adviser provides the Company with at least 30 days’ prior written notice of his intent to resign as a result of such material breach, reporting requirement or relocation (which notice is provided not later than the 60th day following the occurrence of such event) and (y) the Company does not remedy the alleged violation(s) within such 30-day period.

(r)                                    Option Agreements.  “Option Agreements” means the option agreements dated as of June 5, 2011 (in respect of 800,000 shares), March 21, 2012 (in respect of 257,813 shares) and March 21, 2012 (in respect of 150,000 shares), and all amendments thereto.

(s)                                   Option.  “Option” means any of the stock options evidenced by an Option Agreement and held by the Senior Adviser as of the Effective Date.  As of the date hereof, the Senior Adviser holds options to acquire a total of 1,207,813 shares of common stock of the Company.  The portions of the Options that, immediately prior to the Effective Date, are vested and exercisable are herein referred to as the “Vested Options.”

(t)                                    Person.  “Person” means any individual, partnership (limited or general), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.

(u)                                 Potential Client.  “Potential Client” shall mean, at any particular time, any Person to whom the Company with the knowledge of the Senior Adviser, through any of their officers, employees, agents or consultants (or persons acting in any similar capacity), has, within two years prior to such time, offered (by means of a personal meeting, telephone call, email, letter or other written proposal specifically directed to the particular Person) to provide services, but who is not at such time a Client of the Company.

(v)                                 Proprietary Information.  “Proprietary Information” means collectively the Confidential Information and Trade Secrets; provided, however, that Proprietary Information does not include any information that (A) is already known to the Senior Adviser at the time it is disclosed to the Senior Adviser by the Company; or (B) before being divulged by the Senior Adviser (1) has become generally known to the public through no wrongful act by the Senior Adviser or (2) has been approved for release to the general public by a written authorization of the Company.

(w)                               Relevant CLOs.  “Relevant CLOs” means each of CIFC Funding 2006-I, Ltd., CIFC Funding 2006-IB, Ltd., CIFC Funding 2006-II, Ltd., CIFC Funding 2007-I, Ltd., CIFC Funding 2007-II, Ltd., CIFC Funding 2007-III, Ltd., CIFC Funding 2007-IV, Ltd., ColumbusNova CLO IV Ltd. 2007-II and CIFC Funding 2013-II, Ltd.

(x)                                 Trade Secrets.  “Trade Secret” means information, including but not limited to, technical and nontechnical data, formulas, patterns, designs, compilations, computer programs and software, devices, inventions, methods, techniques, drawings, processes, financial plans, product plans, and lists of actual or potential customers, suppliers, research, development, existing and future products and services and employees of the Company, which (A) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (B) is the subject of the Company’s efforts to maintain secrecy.

(y)                                 Term.  “Term” means the period commencing on the Effective Date and ending on the earlier of December 31, 2016 or the termination of the Senior Adviser’s employment for any reason.

(z)                                  Treasury Regulations.  “Treasury Regulations” means the Treasury regulations, including temporary regulations, promulgated under the Code.

2.                                      Titles; Services.

(a)                                 During the Term, the Senior Adviser will (i) continue to be employed by the Company as the Senior Investment Adviser of CIFCAM and CNCIM, reporting to, and taking direction from, the Board Supervisor, (ii) serve as interim President and Chief Executive Officer until the earliest of (X) the date that is four months after the Effective Date or for such longer period as may be mutually agreed, (Y) the date on which a successor Chief Executive Officer (or successor interim Chief Executive Officer) is appointed, and (Z) any date designated by the Board with not less than 10 day’s advanced notice to the Senior Adviser, and (iii) serve as Vice-Chairman of the Board.  The Company will consult with and the Senior Adviser will actively participate in the process relating to the appointment of a successor Chief Executive Officer.  During the Term the duties and responsibilities of the Senior Adviser will be commensurate with his experience and stature within the Company and the industry, subject to the terms herein, and will include fulfilling his responsibilities as a member of the Board, as interim President and Chief Executive Officer, and as the Senior Investment Adviser of CIFCAM and CNCIM, as applicable, remaining actively involved in managing the collateral underlying the Relevant CLOs.

(b)                                 The Company will provide an office and all required support services, including an executive assistant, to the Senior Adviser at the Company’s headquarters in New York.  The office and support services shall be substantially equivalent to those enjoyed by the Senior Adviser immediately prior to the date hereof.

3.                                      Compensation.

(a)                                 Base Salary.  During the Term, the Company shall pay to the Senior Adviser the Base Salary, payable in accordance with the Company’s payroll practices for senior executives as in effect from time to time.

(b)                                 Bonus.

1)                                     2012 Bonus.  Any unpaid amounts that are scheduled to be paid in January 2014 and January 2015 to the Senior Adviser in respect of his 2012 bonus shall be payable according to the terms of the 2012 CIFC Executive Incentive Compensation Plan as of the date hereof.

2)                                     2013 Bonus.  The amount payable to the Senior Adviser in respect of the bonus for 2013 shall be determined prior to the Effective Date by the compensation committee of the Board as constituted on the date hereof.  The bonus shall be paid on the normal schedule, subject to existing bonus criteria consistently applied.

3)                                     Annual Bonus.  The Senior Adviser will be entitled to payment of an annual bonus of $350,000 (the “Annual Bonus”) for each of years 2014, 2015 and 2016, payable on January 2, following the end of the applicable year, provided in each case that the Senior Adviser’s employment has not been terminated in a termination described in Section 10 prior to December 31 of the applicable year.

(c)                                  Executive Benefits.  During the Term, the Senior Adviser shall be provided with such employee and executive benefits and vacation as are provided by the Company from time to time to its most senior executives.

4.                                      Acknowledgements.  The Senior Adviser acknowledges that the services rendered to the Company by the Senior Adviser have been or will be of a special and unusual character which have a unique value to the Company and that the Senior Adviser has had or will have access to Proprietary Information belonging to the Company, the loss of which cannot adequately be compensated by damages in an action at law.  The Senior Adviser further acknowledges that the business of the Company is highly specialized, the identity and particular needs of the Company’s Clients and Potential Clients may not generally be known, and the documents and information regarding the Company’s Clients and Potential Clients, services, methods of operation, investments, negotiations, and management are highly confidential and constitute trade secrets.  The Company acknowledges that the compensation to be paid by the Senior Adviser pursuant to this Agreement is reasonable compensation for the services to be performed and the covenants of the Senior Adviser.

5.                                      Non-Competition Covenant.  Unless otherwise consented to in writing by the Company, the Senior Adviser agrees that during the course of the Senior Adviser’s Active Involvement with the Company and, in the event of the Senior Adviser’s termination of employment for any reason on or prior to December 31, 2016, thereafter until the first to occur of (i) the date that is 6 months following the date of termination and (ii) December 31, 2016, the Senior Adviser will not, without the prior express written approval of the Board, directly accept any employment with, or directly engage in, any Competing Business.  For the avoidance of doubt, this Section 5 shall not prevent the Senior Adviser from obtaining other employment during the Term, provided, that, (a) such other employment does not violate this Section 5 or Section 6 or Section 7, (b) such other employment does not materially interfere with the Senior Adviser’s performance of services hereunder; and (c) the Senior Adviser provides the Company with 10 days advance written notice of his acceptance of any such other employment.

6.                                      Confidentiality.

(a)                                 Ownership and Use of Proprietary Information.  All Proprietary Information and all materials containing it, received or developed by the Senior Adviser during the term of his employment by the Company are confidential to the Company, and will remain the Company’s property exclusively.  The Senior Adviser will assign, and hereby does assign, any right, title or interest the Senior Adviser may have in all Proprietary Information to the Company, and will take all reasonable actions requested by the Company to perfect the Company’s right, title and interest in such Proprietary Information.  Except as the Senior Adviser determines in good faith is advisable or necessary to perform the Senior Adviser’s duties for the Company, the Senior Adviser will hold all Proprietary Information in strict confidence, and will not use, reproduce, disclose or otherwise distribute Proprietary Information, or any materials containing it, and will take those actions reasonably necessary to protect any Proprietary Information.

(b)                                 Requirement to Disclose.  In the event the Senior Adviser is required by any court or legislative or administrative body (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) to disclose any Proprietary Information, the Senior Adviser shall provide the Company with prompt notice of such requirement in order to afford the Company an opportunity to seek an appropriate protective order.  However, if the Company is unable to obtain or does not seek such protective order and the Senior Adviser is, in the opinion of his counsel, compelled to disclose such Proprietary Information under pain of liability for contempt or other censure or penalty, disclosure of such information may be made without liability.

7.                                      Non-Solicitation and Non-Hiring; Non Disparagement.

(a)                                 During the course of the Senior Adviser’s Active Involvement with the Company and for a period of two years after the Senior Adviser’s termination with the Company for any reason whatsoever, without the consent of the Company, the Senior Adviser shall not, either on his own account or for any other Person, (a) solicit for employment, employ or attempt to employ any employee of the Company or any person who was employed by the Company at any time within one year prior to the time of the act of solicitation, hiring, or attempted hiring, or assist in such solicitation, hiring or attempted hiring by any Person, (b) in any way cause, influence, induce, encourage or attempt to persuade any employee of the Company or any person who was employed by the Company at any time within one year prior to the time of such act to terminate his employment relationship with the Company or any other Person or (c) in any way, cause, influence, induce, encourage or attempt to persuade any Client, Potential Client, or any person who was a Client at any time within two years prior to the time of such act to terminate or diminish its relationship or violate any agreement with any of them.

(b)                                 The Senior Adviser agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, employees, stockholders or affiliates, either orally or in writing, at any time.  The Company agrees not to disparage the Senior Adviser, either orally or in writing, at any time.  Notwithstanding the foregoing, nothing in this Section 7(b) shall limit the ability of the Company or the Senior Adviser, as applicable, to provide truthful testimony as required by law or any judicial or administrative process.

8.                                      Remedies.  In addition to other legal or equitable remedies available to it (including but not limited to damages, royalties and penalties pursuant to applicable law), the parties shall be entitled without the posting of a bond to the remedies of injunction and/or specific performance, if available, to prevent a breach or contemplated breach by any other party of any provision of this Agreement.  All of the remedies for a breach of this Agreement by any party shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any other remedies.

9.                                      Severance Payments.

(a)                                 In the event of an Involuntary Termination prior to December 31, 2016, and after the timely signing by the Senior Adviser or his estate of a release of all claims against the Company in the form attached hereto as Exhibit A (the “Release”), the Company shall provide to the Senior Adviser or his estate the following (subject to applicable withholding requirements):

1)                                     the continuation of the Base Salary through December 31, 2016, subject to applicable withholdings;

2)                                     payment of all Annual Bonuses provided for in Section 3, payable at the time or times specified therein, subject to applicable withholdings;

3)                                     all of the Senior Adviser’s accrued but unpaid vacation, sick and personal days to the extent that Company policy provides for payment of such accrued but unpaid amounts.

provided, however, that in the event of a breach by the Senior Adviser of any provision of Section 5, 6 or 7(a) hereof that, in the case of any such breach that is capable of being cured, is not cured within 30 days after receipt of written notice from the Company, the Senior Adviser or his estate, as applicable, shall have no right to receive any form of compensation, remuneration, payment under any note issued by the Company in respect of any equity repurchase, severance or other benefit hereunder, except that the Senior Adviser or his estate shall be entitled (subject to applicable withholding requirements) to receive any unpaid Base Salary earned up through the date of the Senior Adviser’s termination of employment, subject to applicable withholdings, and all accrued but unpaid vacation, sick and personal days to the extent that the Company’s policy provides for payment of such accrued and unpaid amounts.  Notwithstanding anything contained in this Section 9 to the contrary, (i) the first payment of any amounts payable to the Senior Adviser under Section 9(a) will be paid to the Senior Adviser or his estate on the first payroll date that occurs on or following the sixtieth (60th) day after Senior Adviser’s Involuntary Termination, and will include a catch-up of any missed monthly installment payments that would have otherwise been made prior to such date had Senior Adviser executed the Release on the date of his Involuntary Termination, (ii) the payment of any amounts under Section 9(a) shall be subject to (A) the Senior Adviser or his estate (as applicable) delivering to the Company the Release and (B) the Release having become effective and irrevocable by the Senior Adviser under its terms and all applicable law prior to the sixtieth (60th) day following his Involuntary Termination and (iii) to the extent that any amounts payable pursuant to this Section 9 are considered to be “deferred compensation” within the meaning of Section 409A and a substitution of any amount that under the Prior Agreement that would have been considered “deferred compensation” had it been paid under that agreement, the amount payable hereunder shall be paid at such time and in such amounts as will avoid the imposition of any additional tax on the Senior Adviser pursuant to Section 409A.

(b)                                 If the Senior Adviser’s employment is terminated in an Involuntary Termination on or prior to the first anniversary of the Effective Date, and the effect of such termination would reasonably be expected to result in additional taxes being payable by the Senior Adviser, the Company and the Senior Adviser shall discuss in good faith taking additional actions as may be appropriate to mitigate the impact of such additional taxes in a manner that is intended to substantially preserve the net economic benefit of this Agreement.

10.                               Certain Voluntary Terminations and Termination for Cause.  In the event of (i) a termination of the Senior Adviser’s employment by the Senior Adviser (other than (A) by reason of the death or Disability of the Senior Adviser or (B) an Involuntary Termination described in clause (iii) of the definition of Involuntary Termination) or (ii) a termination of the Senior Adviser’s employment by the Company for Cause, the Company shall provide to the Senior Adviser:

(a)                                 the Senior Adviser’s Base Salary which the Senior Adviser earned up until the date of his termination, subject to applicable withholdings; and

(b)                                 all of the Senior Adviser’s accrued but unpaid vacation, sick and personal days to the extent that the Company’s policy provides for payment of such accrued but unpaid amounts.

11.                               Escrow.

(a)                                 If the Senior Adviser exercises any of his Accelerated Options during the Term and disposes of any of the shares of Common Stock of the Company (the “Shares”) acquired upon such exercise, the Senior Adviser will deposit the Net Proceeds (as defined below) into an escrow account (the “Escrow”) to be established by the Company with JP Morgan Chase (or such other bank mutually acceptable to the parties)

on terms consistent with the provisions of this Section 11.  In addition, any Escrow Shares acquired upon exercise of an Accelerated Option by the Senior Adviser during the Term shall be deposited into the Escrow.  The Escrow Shares (or the Net Proceeds thereof, if applicable) deposited into Escrow are assets of the Senior Adviser, not of the Company and the terms of the escrow agreement will provide that the assets in the Escrow will not be subject to the claims of the creditors of the Company and will be released only as provided herein.  During the Term, the Senior Adviser shall not transfer any Escrow Shares acquired upon exercise of an Accelerated Option other than pursuant to an arms-length sale to an independent third party.

(b)                                 To the extent that an Option is partly a Vested Option and partly an Accelerated Option, any exercise of the Option shall be deemed first to be the exercise of a Vested Option.  Any disposition of Shares acquired upon exercise of an Accelerated Option shall be deemed first to be a disposition of Unrestricted Shares.  Any Shares used to pay the exercise price and/or satisfy withholding taxes in connection with the exercise on an Accelerated Option will be Unrestricted Shares.

(c)                                  Within 2 business days following the earlier of (i) the expiration of the Term at December 31, 2016 or (ii) an Involuntary Termination or (iii) any other termination of the Senior Adviser other than a termination described in the following sentence, all amounts in the Escrow will be paid to the Senior Adviser, including interest on all amounts held in the Escrow.  Within 2 business days following a termination by the Senior Adviser described in Section 10 or a termination by the Company for Cause, all amounts in the Escrow will be paid to the Company.

(d)                                 For purposes of this Section 11,

1)                               “Net Proceeds” means the proceeds received upon the disposition of Escrow Shares (as defined below) acquired upon the exercise of an Accelerated Option (or portion thereof).

2)                               “Escrow Shares” means the number of Shares subject to an Accelerated Option (or the portion thereof being exercised) at the time of exercise, minus a number of Shares having a Fair Market Value (as defined in the Company’s 2011 Stock Option and Incentive Plan) on the date of exercise equal to the sum of (A) the exercise price being paid upon such exercise and (B) the income recognized by the Senior Adviser upon such exercise multiplied by the Senior Adviser’s highest federal, state and local marginal tax rate for the year in which such income is recognized.

3)                               “Unrestricted Shares” means the number of Shares subject to an Accelerated Option (or the portion thereof being exercised) minus the Escrow Shares.

12.                               Press Release.  The Company shall not issue any press release regarding this Agreement or the Transaction without first providing a draft of such release to the Senior

Adviser and considering any of the Senior Adviser’s comments on such release in good faith, provided, that the use of any reference to, and any quote by, the Senior Adviser must be consented to by the Senior Adviser; provided, further, that the foregoing shall not prevent the Company from making any disclosure required by the rules of the Securities and Exchange Commission or NASDAQ.

13.                               Unfunded Plan.  Neither Senior Adviser nor any other person shall, by reason of this Agreement, acquire any right in or title to any assets, funds or property of the Company.  The Company shall not be required to set aside any specific funds, assets or property in anticipation of any liability under this Agreement.  The Senior Adviser shall have only a contractual right to any benefits, if any, payable under this Agreement, unsecured by the assets of the Company.  Nothing contained in this Agreement shall constitute a guaranty that the assets of the Company shall be sufficient to pay any benefits to any person.

14.                               No Separate Rights.  The execution or any amendment of this Agreement or any payment thereunder does not give any person a non-statutory legal or equitable right against the Company or any of the Company’s officers, agents, or other persons employed by the Company.  This Agreement does not confer upon the Senior Adviser a right to continue in the employment of the Company or affect any right of the Company to terminate the employment of such Senior Adviser at any time for any reason.

15.                               Reasonableness of Restrictions.  The Senior Adviser has carefully read and considered the provisions hereof and, having done so, agrees that the restrictions set forth in Sections 5, 6 and 7 hereof (including, but not limited to, the time periods of restrictions in each of such sections) are fair and reasonable and are reasonably required for the protection of the interests of the Company in the business in which they engage as of the Effective Date.

16.                               Separate Covenants.  This Agreement shall be deemed to consist of a series of separate covenants.  Should a determination be made by a court of competent jurisdiction that the character, duration, or geographical scope of any provision of this Agreement is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the Company and the Senior Adviser that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of the Senior Adviser which are reasonable in light of the circumstances as they then exist and as are necessary to assure the Company of the intended benefit of this Agreement.  If, in any judicial proceedings, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive than necessary to assure the Company of the intended benefit of this Agreement, then it is expressly understood and agreed by the Company and the Senior Adviser that those of such covenants which, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding, shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.  In the event of a violation by the Senior Adviser, the term of each such covenant so violated shall be automatically extended for a period equal to the period of time during which the Senior Adviser continues to be in violation of such covenant.

17.                               Successors and Assigns.  The Agreement shall inure to the benefit of and be binding upon the Company and any successor of the Company by reorganization, merger,

consolidation or liquidation and any assignee of all or substantially all of the business or assets of the Company.

18.                               Non-Alienation of Benefits.  No assignment by the Senior Adviser of any rights or benefits arising under the Agreement is permitted or recognized. Any purported assignment of any rights or benefits by the Senior Adviser will be void.  The Company is not liable for or subject to the debts, contracts, liabilities, or torts of any person entitled to benefits under this Agreement.

19.                               Governing Law.  This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed and interpreted by and construed in accordance with the laws of The State of New York, except to the extent that those laws are superseded by the laws of the United States of America.

20.                               Construction.  One gender includes the other, and the singular and plural include each other when the meaning would be appropriate.  This Agreement’s headings and subheadings have been inserted for convenience of reference only and shall be ignored in any construction of the provisions.  If a provision of this Agreement is illegal or invalid, that illegality or invalidity does not affect other provisions.  This Agreement shall be construed according to the applicable provisions of the Code, Treasury Regulations, and ERISA in a manner that assures that the Agreement provides the benefits and tax consequences intended for employees.  Any terms defined in the Code, Treasury Regulations or ERISA that are not defined herein are incorporated in this Agreement by reference.

21.                               Legal Fees.  The Company shall pay or reimburse the Senior Adviser for all reasonable and documented attorneys’ fees and related expenses incurred in connection with the preparation and negotiation of this Agreement, the Option Agreements and all documents entered into, and advice provided to the Senior Adviser, in connection with the Transaction.

22.                               Prior Agreement; Modifications; Waivers.  The Prior Agreement is hereby superseded in its entirety.  No change or modification hereof shall be valid or binding unless the same is in writing.  No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of such provision at any other time.

23.                               Code Section 409A.  Although the Company does not guarantee the tax treatment of any payments under this Agreement, the intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code (together, with the Treasury regulations and other authorities issues thereunder, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Senior Adviser by Code Section 409A or any damages for failing to comply with Code Section 409A.  Notwithstanding anything in this Agreement to the contrary, to the extent any payments or benefits are subject to Code Section 409A, (i) a termination of employment (including, without limitation, an Involuntary Termination) shall not be deemed to have occurred for purposes of Section 9 of this Agreement unless such termination is also a “separation from service” within the meaning of Code Section 409A, and (ii) if the Senior Adviser is a “specified employee” within the meaning of Section

409A(a)(2)(b) of the Code (as determined by the Company), any payment under Section 9(a) of this Agreement otherwise due to the Senior Adviser during the first six (6) months following the Senior Adviser’s termination of employment that is not exempt from Section 409A as separation pay or as a short-term deferral will be held and paid to the Senior Adviser or his estate on the earlier of (A) the first business day following the expiration of such six- month period, and (B) the Senior Adviser’s death.  Each installment payment under Section 9(a) and 9(b) of this Agreement shall be deemed a “separate payment” and not one of a series of payments for purposes of Code Section 409A.”

24.                               Except for Section 3(b)(2) and Section 12 which shall become effective immediately, this Agreement shall become effective as of the Effective Date.  If the Stock Purchase Agreement is terminated without the Transaction being consummated, this Agreement (other than Section 3(b)(2) and Section 12) shall terminate and be of no further force and effect.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above. THIS SENIOR ADVISER ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THE AGREEMENT.

SENIOR ADVISER:	Peter Gleysteen

ADDRESS:	1 Bay Ave., Larchmont NY 10538

SIGNATURE:	/s/ Peter Gleysteen

CIFC CORP.

By:	/s/ Robert C. Milton III
Name:	Robert C. Milton III
Title:	General Counsel

CIFC ASSET MANAGEMENT LLC

By:	/s/ Robert C. Milton III
Name:	Robert C. Milton III
Title:	General Counsel

COLUMBUS NOVA CREDIT INVESTMENTS MANAGEMENT, LLC

By:	/s/ Robert C. Milton III
Name:	Robert C. Milton III
Title:	General Counsel

[Gleysteen Non-Disclosure Agreement Signature Page]

Exhibit A

Release of Claims

THE SENIOR ADVISER IS ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE OF CLAIMS.

1.                                      In consideration of the payments and benefits to be made pursuant to or which are contemplated by the Amended and Restated Non-Disclosure, Non-Competition, Non-Hiring, Non-Solicitation and Severance Agreement, dated as of December 2, 2013 (the “Agreement”), among Peter Gleysteen (the “Senior Adviser”), CIFC Corp., a Delaware corporation (the “Company”), CIFC Asset Management LLC, a Delaware limited liability company and Columbus Nova Credit Investments Management, LLC, a Delaware limited liability company (each of the Senior Adviser and the Company, a “Party” and collectively, the “Parties”), the sufficiency of which the Senior Adviser acknowledges, the Senior Adviser, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby, pursuant to this release of claims (“Release”), release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Senior Adviser, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Agreement, the Senior Adviser’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including, without limitation, claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

(A)                                     rights of the Senior Adviser arising under, or preserved by, the Agreement;

(B)                                     the right of the Senior Adviser to receive COBRA continuation coverage in accordance with applicable law;

(C)                                     claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;

(D)                                     rights to indemnification the Senior Adviser may have under the by-laws or certificate of incorporation of the Company and its affiliates or applicable law; and

(E)                                      rights that the Senior Adviser may have as an equity holder of the Company or its affiliates.

2.                                      The Senior Adviser acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3.                                      This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4.                                      The Senior Adviser specifically acknowledges that his acceptance of the terms of this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any other Federal, state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Senior Adviser is not permitted to waive.  Nothing in this Release shall preclude the Senior Adviser from seeking to access any governmental agencies for any reason (including the filing of any claim of employment discrimination with the Equal Employment Opportunity Commission) at any time; provided, that, in such event, the Company may assert the Release as a bar to any claim waived and released in Section 1 of this Release.

5.                                      As to rights, claims and causes of action arising under ADEA, the Senior Adviser acknowledges that he has been given a period of twenty-one (21) days to consider whether to execute this Release.  If the Senior Adviser accepts the terms hereof and executes this Release, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release as it relates to claims arising under ADEA.  If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Senior Adviser, on the day next following the day on which the foregoing seven-day period has elapsed.

6.                                      Other than as to rights, claims and causes of action arising under ADEA, this Release shall be immediately effective upon execution by the Senior Adviser.

7.                                      The Senior Adviser acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

8.                                      The Senior Adviser acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

9.                                      The Senior Adviser acknowledges that this Release relates only to claims that exist as of the date of this Release.

10.                               The Senior Adviser acknowledges that the severance payments he is receiving in connection with this Release and his obligations under this Release are in addition to anything of value to which the Senior Adviser is entitled from the Company.

11.                               Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect.  If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12.                               This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.

13.                               The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

14.                               This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Signatures delivered by facsimile shall be deemed effective for all purposes.

15.                               This Release shall be binding upon any and all successors and assigns of the Senior Adviser and the Company.

16.                                Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, this Release has been signed by Senior Adviser as of                               .

SENIOR ADVISER

By:
Peter Gleysteen